Exhibit 99.1

FOR IMMEDIATE RELEASE

Federal Circuit Court Rules in Appeal

COLORADO SPRINGS, COLO. (July 21, 2016) - The Spectranetics Corporation (NASDAQ: SPNC) today announced that the United States Court of Appeals for the Federal Circuit reversed in part and affirmed in part trial court rulings in a case filed by its wholly-owned subsidiary, AngioScore Inc. against defendants Eitan Konstantino, TriReme Medical, LLC, Quattro Vascular Pte Ltd. and QT Vascular Ltd. involving claims of breach of fiduciary duty and patent infringement. The Federal Circuit reversed the breach of fiduciary duty ruling on procedural grounds, finding that the United States District Court for the Northern District of California lacked jurisdiction to hear that claim. In the trial court ruling, the court found Konstantino breached his fiduciary duties to AngioScore, that TriReme and Quattro aided and abetted the breach, that QT Vascular was liable for the acts of TriReme and Quattro, and awarded AngioScore in excess of $20 million in damages.
In its decision, the Federal Circuit also affirmed the trial court’s ruling that the defendants are not entitled to attorneys’ fees in the patent infringement case.
The Company remains confident in the merits of the case and is currently evaluating next steps. No part of the potential financial award associated with this matter has been previously reflected in the Company’s financial statements.
Spectranetics acquired AngioScore in June 2014.
About Spectranetics
The Spectranetics Corporation develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are available in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.
The Company's Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt scoring balloon used in both peripheral and coronary procedures, and the Stellarex drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information, visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials and regulatory approvals, regulatory or competitive environments, outcome of litigation, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our competitive position, product development and commercialization schedule, expectation of continued growth and the reasons for that growth, growth rates, strength, integration and product launches, and 2016 outlook and projected results including projected revenue and expenses, net loss and gross margin. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this news release. These risks and uncertainties may include financial results differing from guidance, increasing competition and consolidation in our industry, the impact of rapid technological change, slower revenue growth and losses, inability to successfully integrate AngioScore and Stellarex into our business and the inaccuracy of our assumptions regarding AngioScore and Stellarex, market acceptance of our technology and products, our inability to manage growth, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development and successful commercialization of new products, loss of key personnel, uncertain success of or delays in our clinical trials, costs of and adverse results in any ongoing or future legal proceedings, adverse impact to our business of healthcare reform and related legislation and regulations, including changes in reimbursements, adverse conditions in the general domestic and global economic markets and volatility and disruption of the credit markets, our inability to protect our intellectual property and intellectual property claims of third parties, availability of inventory and components from suppliers, adverse outcome of FDA inspections, the receipt of FDA clearance and other regulatory approvals to market new products or applications and the timeliness of any clearance and approvals, product defects or recalls and product liability claims, cybersecurity breaches, ability to manufacture sufficient volumes to fulfill customer demand, our dependence on third party vendors, suppliers, consultants and physicians, unexpected delays or costs associated with any planned improvements to our manufacturing processes, risks associated with international operations, lack of cash necessary to satisfy our cash obligations under our outstanding 2.625% Convertible Senior Notes due 2034 and our term loan and revolving loan facilities, our debt adversely affecting our financial health and preventing us from fulfilling our debt service and other obligations, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our 2015 Annual Report on Form 10-K, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Investor Relations Contacts

Zach Stassen	Michaella Gallina
Senior Director of Finance	Director of Investor Relations
zach.stassen@spnc.com	michaella.gallina@spnc.com
(719) 447-2292	(719) 447-2417